TO OUR SHAREHOLDERS, CUSTOMERS AND AGENTS

In a normal year, we would have reported our financial results for the twelve months ended December 31, 2004 and filed our Annual Report on Form 10-K during the first quarter of 2005. Without question, the events that occurred following year-end 2004 were not normal. Nonetheless, we remained focused on our business during the past year, responded aggressively to the issues that emerged and thoroughly addressed each one. As a result, we are now positioned to move forward.

Before reviewing key events and highlighting our financial performance, we want to provide some perspective to two of the central issues we have been addressing during the past year: the discontinued bond program and the withdrawal by Ernst & Young LLP (“E&Y”) of its audit reports.

From 2001 through the second quarter of 2004 our wholly-owned subsidiary, Ohio Indemnity Company, participated as a reinsurer in a program that covered bail and immigration bonds issued by four insurance carriers which was produced by a bail bond agency (the “discontinued bond program” or the “program”). Our reinsurance liability was 15% of the business through 2003 and 5% during the first half of 2004. During the second quarter of 2004, we came to believe that the program was not being operated as represented to us by agents of the insurance carriers. As a result, we ceased payment of claims on the program and retained outside counsel to review and defend our rights under the program. We subsequently entered into arbitration proceedings with all four insurance carriers participating in the program.

In early February 2005, E&Y informed the Company that it was withdrawing its audit reports for the Company for the years 2001 through 2003 as well as the Company’s subsidiaries based on their concerns associated with the discontinued bond program. At the same time, our appointed actuary, who was employed by E&Y, also withdrew its certification of Ohio Indemnity’s statutory reserves for the years 2001 through 2003. E&Y’s withdrawal set in motion the key events noted below.

Key Events

•	On February 14, 2005, the Company was notified by the U.S. Securities and Exchange Commission (“SEC”) that an informal, non-public inquiry was being conducted concerning the chronology, events and announcements relating to E&Y withdrawing its audit reports. Subsequently, on March 29, 2005, we were notified by the SEC that this inquiry was converted to a formal order of private investigation. The SEC stated in its notification letter that this inquiry should not be construed as an indication that any violation of law has occurred nor should it be considered a reflection upon any person, entity or security. This investigation is ongoing and we continue to cooperate fully with the SEC.

•	On February 22, 2005, the Company’s common shares were de-listed from NASDAQ as a result of E&Y’s withdrawal.

•	Immediately following E&Y’s withdrawal, our Audit Committee engaged the law firm of Kirkpatrick & Lockhart Nicholson Graham LLP (“Kirkpatrick & Lockhart”) to conduct an independent investigation of the concerns raised by E&Y. Kirkpatrick & Lockhart’s investigation included engaging forensic accounting firms to assist in the investigation, reviewing over one hundred thousand pages of documents provided by the Company and E&Y, and interviewing members of management and E&Y’s audit and actuarial team. Upon completion of its investigation in May 2005, Kirkpatrick & Lockhart concluded that: (1) there was no evidence to suggest that management intentionally withheld information from E&Y regarding the discontinued bond program or committed any intentional misconduct, and (2) internal control deficiencies existed in the discontinued bond program. Since then, we engaged an outside consulting firm and have implemented procedures to further strengthen our internal controls.

•	In February 2005, the Company appointed a new independent actuary, Merlinos & Associates, Inc., to provide an opinion on the adequacy of Ohio Indemnity’s statutory reserves as of December 31, 2004. On February 28, 2005, Merlinos’ actuarial certification was filed with the National Association of Insurance Commissioners (“NAIC”), A.M. Best Company (“A.M. Best”) and the 48 states in which Ohio Indemnity is licensed.

•	In March and April of 2005, the Ohio Department of Insurance conducted an on-site examination of Ohio Indemnity’s discontinued bond program and statutory financial condition as of December 31, 2004. No adjustments were required to Ohio Indemnity’s statutory financial statements as a result of this examination.

•	On May 25, 2005, we filed Ohio Indemnity’s audited statutory financial statements for the year ended December 31, 2004 with the NAIC, A.M. Best and all of the states in which Ohio Indemnity is licensed to conduct business.

•	On July 12, 2005, the Audit Committee dismissed E&Y and engaged Daszkal Bolton LLP (“Daszkal”) as the Company’s independent registered public accounting firm for fiscal years 2001 through 2005. This engagement enabled the Company to continue working toward its goal of being in full compliance in its periodic filings with the SEC.

•	On January 25, 2006, the Company filed its amended Quarterly Reports on Form 10-Q/A for the periods ended June 30, 2004 and September 30, 2004, its Annual Report on Form 10-K for the year ended December 31, 2004, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005 with the SEC. These filings mark a milestone for the Company and provide evidence of the significant progress we have made since E&Y’s withdrawal. We are pleased that the Company is now current in its periodic filing requirements with the SEC.

2004 Financial Results

Positive year-over-year comparisons were achieved in key areas of our business during 2004 compared to the prior year. The majority of our premiums are derived from three distinct lines of business offered by Ohio Indemnity:

•	products designed for automobile lenders/dealers, including ULTIMATE LOSS INSURANCE® (“ULI”), creditor placed insurance, and guaranteed auto protection insurance (“GAP”);

•	unemployment compensation products; and

•	other specialty products, which consists primarily of our waste surety bond program (“WSB”).

There was $4.4 million of favorable loss development in our ULI product line in 2004 versus 2003 as a result of fewer loan defaults, bankruptcies and automobile repossessions among our customers. We also achieved a $3.0 million increase in GAP premiums compared to the prior year. This was primarily due to the purchase of GAP coverage by two large financial institution customers in the second half of 2003 and new customers added in 2004. During the second quarter of 2004, we introduced our WSB program which contributed $2.1 million in premiums during the year.

Income from investments increased $0.8 million in 2004 compared to the prior year principally due to higher yields resulting from the Company’s reallocation of a greater percentage of its investments from short-term to long-term during 2004. These actions also improved the matching of our invested assets with the duration of our product liabilities. We continue to pursue an investment philosophy based on value investing.

These positive factors were more than offset by the $18.8 million increase in reserves related to the discontinued bond program. There is potential for the Company to mitigate its ultimate liability on the program through the arbitration proceedings with the insurance carriers. We do not intend to pay for any of the losses on this program unless and until the arbitrations are settled on a mutually agreeable basis and/or a final binding judgment is made as to the Company’s liability.

As a result, the Company had a net loss of $8.5 million in 2004 versus net income of $3.9 million in 2003.

2005 Year-to-Date Results

For the nine months ended September 30, 2005, our year-to-date results primarily benefited from four factors. First, discontinued bond program losses for the first nine months of 2005 were $3.8 million or $11.8 million below the same period in 2004. Second, premiums for our GAP product line increased $3.2 million due to purchases of GAP coverage by new customers, as well as rate and volume increases with existing customers. Third, the WSB product line achieved a $2.8 million increase in premiums for the first nine months of 2005 versus 2004. Lastly, income from investments increased $1.0 million principally due to growth in fixed income investments combined with a higher after-tax yield.

These positive factors were partially offset by an increase in other insurance operating expenses of $3.4 million primarily due to higher external audit fees and legal fees for the SEC investigation, the discontinued bond program arbitrations and the Audit Committee’s independent investigation related to E&Y’s withdrawal. A substantial portion of these amounts represent one-time expenses.

Net income was $3.2 million for the nine months ended September 30, 2005 compared to a net loss of $6.0 million for the same period in 2004.

Discontinued Bond Program Arbitration Developments

In connection with the Aegis arbitration, the Company filed a motion for partial summary judgment with the Aegis Arbitration Panel on December 8, 2005, requesting that the Panel limit the Company’s immigration bond obligation to Aegis based on certain facts and circumstances. On December 23, 2005, the Panel granted the Company’s motion. As a result, the Company reduced its loss reserves for the discontinued bond program by $5.5 million during the fourth quarter of 2005.

In addition, the Company entered into a settlement agreement on January 18, 2006 with Aegis resolving all disputes between the Company and Aegis relating to the discontinued bond program. This settlement also relieves the Company from any potential future liabilities with respect to bail and immigration bonds issued by Aegis. As a result of this settlement, the Company reduced its loss reserves for the discontinued bond program by $0.2 million during the first quarter of 2006.

Ratings

In July 2005, Demotech, Inc., a recognized industry rating company, reaffirmed Ohio Indemnity’s Financial Stability Rating® of A?, Unsurpassed. This is their highest rating and marks the fifth consecutive year it has been assigned to Ohio Indemnity. The rating is considered to be a leading indicator of property and casualty insurers’ financial stability. It is based on a rigorous analysis that establishes an objective baseline for assessing solvency and provides insight into changes in a company’s financial stability. Demotech specifically analyzes an insurance company’s ability to maintain positive policyholders’ surplus regardless of the severity of a general economic downturn or deterioration in the insurance underwriting cycle.

A.M. Best assigned Ohio Indemnity a B++ (Very Good) rating in February 2005, following E&Y’s withdrawal of its audit reports. We are keeping A.M. Best informed of our progress and look forward to restoring Ohio Indemnity’s A (Excellent) rating as conditions warrant. We believe that returning to full compliance with the SEC regarding our periodic filings is a positive step toward that objective.

Moving Forward

Our response to the events which began in February 2005 was swift and thorough, reflecting the Company’s integrity and commitment to sound management. These efforts required considerable involvement by the Board of Directors, the Audit Committee and management during the past year. While each has distinct responsibilities, we have all been singularly focused on determining the facts associated with each issue, taking appropriate actions to resolve these matters, while also seeking to further strengthen the Company. Most of the issues have been resolved and we are working diligently to complete the remaining items, which currently include the SEC private investigation as well as the discontinued bond program arbitrations.

We remain focused on our current business as well as implementation of growth strategies and plans to achieve improved long-term performance. The support and understanding extended by our shareholders, customers and agents during the past year is appreciated. We are excited about our future and look forward to keeping you informed of our progress.

Sincerely,

/s/ Si Sokol Si Sokol Chairman & Chief Executive Officer	/s/ John S. Sokol John S. Sokol President